Exhibit 99.1

NEWS RELEASE

Dynegy Inc.	•	601 Travis Street	•	Suite 1400	•	Houston, Texas	•	77002	•	www.dynegy.com

FOR IMMEDIATE RELEASE	NR16-05

Dynegy and Energy Capital Partners Form Joint Venture to Acquire

ENGIE’s United States Fossil Portfolio

Acquisition:

•                 $3.3 billion purchase price, or $378/kW

•                 $90 million targeted annual synergies

•                 2018 EV/EBITDA, multiple of ~ 5.7x, 2018 Debt/EBITDA multiple below 4x

•                 8,731 MW generation portfolio including 8,044 MW of natural gas-fired generation in ERCOT, PJM and ISO New England

Joint Venture:

•                 Dynegy and Energy Capital to own 65% and 35% of the joint venture, respectively, with Dynegy responsible for day-to-day management and operation

•                 Put/Call rights established between the members to facilitate future 100% ownership by Dynegy

Financing:

•                 Acquisition financing to be raised at the joint venture level and be non-recourse to Dynegy Inc.

•                 Joint venture’s committed financing includes:

•                 $1.85 billion secured debt facility provided by Dynegy’s relationship banks

•                 $400 million junior bridge facility provided by Energy Capital

•                 $1.185 billion in equity from Dynegy and Energy Capital including transaction fees and initial cash balance

•                 Energy Capital to purchase $150 million in Dynegy Inc. common stock at $10.94/share and upon closing will own approximately 15 percent of Dynegy Inc.; inclusive of current holdings

•                 Dynegy to use proceeds to partially fund upfront equity commitment to the joint venture

•                 Energy Capital to have one Dynegy Inc. Board seat as long as Dynegy common stock ownership exceeds 10 percent

HOUSTON, TX (February 25, 2016) - Dynegy Inc. (NYSE: DYN) and Energy Capital Partners (Energy Capital), through a newly formed joint venture, have signed a definitive agreement to acquire ENGIE’s United States fossil portfolio consisting of 8,731 megawatts of generation capacity located in ERCOT, PJM, and ISO-New England.  The joint venture has secured financing for the $3.3 billion acquisition, as well as related transaction fees and working capital, with $2.25 billion in committed debt facilities and $1.185 billion in equity commitments from its owners, which includes transaction fees and initial cash balance.  Dynegy expects the transaction to close in the fourth quarter 2016 after meeting customary closing conditions including approval from the Federal Energy Regulatory Commission, Public Utility Commission of Texas, and expiration of Hart-Scott-Rodino waiting periods.

“Today’s acquisition continues Dynegy’s transformation that began in 2011, to build a long term sustainable portfolio in key competitive markets.   This transaction is a compelling value for our shareholders as it is the right assets, in the right markets, at the right price and unlocks considerable synergy value by utilizing our proven integration model and corporate platform,” said Robert C. Flexon, President and CEO of Dynegy. “We partnered on this transaction with Energy Capital in order to minimize Dynegy’s equity issuance and manage balance sheet risk as access to credit markets remain exceedingly tight and in some instances unavailable.  Partnering with Energy Capital , a leading and highly reputable private equity firm with whom we historically have had a very strong and positive relationship, allowed us to bring our strengths together to accomplish this acquisition that otherwise could not have been achieved by either party individually.”

“Energy Capital is very excited about the opportunity to partner with Dynegy, a company for whom we have tremendous respect and with whom we have enjoyed a strong relationship over the years.   We feel this transaction represents an extremely attractive valuation point for Energy Capital to reenter the PJM, New England and ERCOT markets, which we have a long history of successfully investing in,” said Tyler Reeder, a Partner at Energy Capital.  “The joint venture will benefit tremendously from Dynegy’s strong operating capabilities, commercial risk management, and focus on environmental compliance and safety.   Additionally, we think the creative financing structure minimizes debt capital markets risk to the joint venture.  We are equally excited about our direct investment in Dynegy, a company that is led by an exceptional management team and owns one of the strongest, cleanest and most geographically diverse power plant fleets in the country.”

Transaction Benefits

The ENGIE United States fossil portfolio complements Dynegy’s existing assets in PJM and ISO New England, and provides an opportunity to establish a presence in the Texas ERCOT market with the right assets at an attractive value.  In addition to enhancing and expanding Dynegy’s presence in the best competitive U.S. power markets, the acquisition also increases our natural gas and combined cycle fleet. Of the 8,731 MW being acquired, more than 90 percent consists of natural gas-fueled plants.  This joint venture further diversifies Dynegy’s geographic footprint and creates a combined 35,000 MW portfolio with 43 percent of its capacity located in PJM, 15 percent in ISO New England, 13 percent in ERCOT, 18 percent in MISO, three percent in the New York ISO, and eight percent in CAISO.  Dynegy will leverage its scale and proven approach to integration and synergy achievement to maximize the value of this transaction.  Major sources of synergies, averaging $90 million per year, include operations and maintenance and procurement and the elimination of redundant corporate platform costs.

Joint Venture

The joint venture, named Atlas Power, is indirectly owned 65 percent by Dynegy and 35 percent by Energy Capital.  The company will have a five member board which will consist of three representatives from Dynegy and two representatives from Energy Capital, and Dynegy will be responsible for the day-to-day management of the portfolio. As part of the joint venture agreement, Dynegy will have the right to purchase Energy Capital’s interest in Atlas Power at any time, while Energy Capital will have the ability, four years after closing, to unwind the joint venture either through a sale of its interest to Dynegy or a sale of the entire entity.

At closing, Dynegy and Energy Capital will invest approximately $770 million and $415 million, respectively in the joint venture.   Dynegy’s investment will be funded by $150 million in proceeds from the sale of common stock to Energy Capital, $200 million from the forward sale of PJM capacity, and $420 million from general corporate liquidity. In addition to the partner’s equity contributions, the joint venture has secured $1.85 billion in secured debt financing from a consortium of relationship banks and a $400 million junior bridge facility from Energy Capital. Dynegy and Energy Capital expect to replace these facilities with permanent financing.

“The joint venture has been structured to enable the partners to pursue this compelling transaction despite the challenging capital markets environment we are currently experiencing. The financing plan calls for only moderate non-recourse leverage at the joint venture, and utilizes bridge financing from Energy Capital that will keep the entity from having to access the high yield market if it remains challenging,” said Clint Freeland, Executive Vice President and Chief Financial Offer of Dynegy.

The bridge facility provided by Energy Capital has no upfront fees, no prepayment penalties, and is priced at 11% with a payment-in-kind option for quarterly interest payments.  If not refinanced prior to twelve months after transaction closing, the note may be 1) repaid, on a pro rata basis, by the members, 2) converted in to equity of the joint venture, or 3) remain outstanding through the fourth anniversary of closing at a higher rate of interest.  To supplement the joint venture’s liquidity, Dynegy will provide a subordinated $100 million line of credit which will be available for letters of credit or cash borrowings.

Investor Conference Call/Webcast

Dynegy will discuss this acquisition during its 2015 full year and fourth quarter earnings investor conference call and webcast today at 9:00 a.m. ET/8:00 a.m. CT.  Participants may access the webcast and related presentation materials from the Company’s website, www.dynegy.com in the “Investor Relations” section.

About Dynegy

We are committed to leadership in the electricity sector. With nearly 26,000 megawatts of power generation capacity and two retail electricity companies, Dynegy is capable of supplying 21 million homes with safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois, Ohio, and Pennsylvania.

Forward-Looking Statement

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning expectations relating to Dynegy’s portfolio in key competitive markets; significant value for Dynegy’s stockholders; Dynegy’s joint venture with Energy Capital and expected benefits of such joint venture; the anticipated timing, funding and ability to close the ENGIE transaction during the period indicated above; expected capitalization and funding, including forward capacity sales, at the closing of the ENGIE transaction; expected synergies and anticipated future financial operating performance; and statements concerning the financing structure and the incorporation of the new assets. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2015 Form 10-K (when filed). In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) conditions to the closing of the various transactions may not be satisfied (ii) problems may arise in successfully integrating the ENGIE assets into the JV portfolio, which may result in not operating as effectively and efficiently as expected; (iii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iv) Dynegy may be unable to obtain regulatory approvals required for the transactions or required regulatory approvals may delay the transactions or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause Dynegy to abandon the transactions; (v) the transactions may involve unexpected costs or unexpected liabilities; (vi) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (vii) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts:

Media: Micah Hirschfield, 713.767.5800; Analysts: 713.507.6466